Nabi Biopharmaceuticals

EXHIBIT 99

Press Release of Nabi Biopharmaceuticals dated April 23, 2003

Contact:
David J. Gury
Chairman and CEO
(561) 989-5800

Mark L. Smith
Sr. VP, Finance and CFO
(561) 989-5800

FOR IMMEDIATE RELEASE

NABI BIOPHARMACEUTICALS REPORTS 48% INCREASE IN BIOPHARMACEUTICAL
PRODUCT SALES IN FIRST QUARTER

Boca Raton, Florida April 23, 2003 - Nabi Biopharmaceuticals (Nasdaq: NABI) today announced its financial results for the first quarter ended March 29, 2003. For the quarter, the company reported net income of $0.5 million, or $0.01 per share on a diluted basis, compared to a net loss of $0.7 million, or $0.02 per share on a diluted basis, in the first quarter of 2002. In addition to generating net income of $0.5 million this quarter, the company generated earnings before interest, taxes, depreciation and amortization of $3.1 million versus $2.8 million in the first quarter of 2002. Cash and cash equivalents on hand at March 29, 2003 were $46.9 million.

Net income for the first quarter of 2003 was driven by continued strong growth from biopharmaceutical product sales of $22.7 million, an increase of 48% over the comparable quarter in 2002. The gain in biopharmaceutical product sales was led by an almost three-fold increase in sales for WinRho SDF® [Rho (D) Immune Globulin Intravenous (Human)] and continued growth for the company’s lead product, Nabi-HB® [Hepatitis B Immune Globulin (Human)]. Earnings benefited from delaying a scheduled manufacturing plant maintenance shutdown until the second quarter to rebuild Nabi-HB inventory levels in response to record patient demand for this product. Increased utilization of the Boca Raton manufacturing facility in the first quarter resulted in full absorption of plant operating costs. Earnings in the first quarter of 2003 also benefited from the elimination of interest expense following repayment of outstanding indebtedness in April 2002.

Gross margin generated from increased biopharmaceutical product sales more than offset higher research and development spending. Research and development spending was $5.8 million compared to $4.4 million in the first quarter of 2002. In 2003 the company has continued to successfully advance the manufacturing process for StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) including formulation of bulk product. This product is intended for use in upcoming clinical trials, including an immunogenicity study mid-year and the subsequent confirmatory phase III trial scheduled for later this year. The company initiated its second phase I/II clinical trial for NicVAX™ (Nicotine Conjugate Vaccine) in smokers and non-smokers in The Netherlands during the first quarter. This trial is now fully enrolled and the company expects to announce results before the end of 2003. Also this quarter, the company concluded an agreement with Duke University to conduct a phase II clinical trial of Altastaph™ [Staphylococcus aureus Immune Globulin (Human)] in low birth weight newborns that is scheduled to commence mid-year.

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“Consistent with our business strategy, during the first quarter of 2003 we focused on continuing to drive our operations to fund the activities that can unlock the value in our significant research and development product pipeline,” said David J. Gury, chairman and chief executive officer of Nabi Biopharmaceuticals. “In order to keep driving our operating performance and maintain clinical momentum, we also continued to strengthen our team with the addition of several senior executives. The appointments included Dr. Raafat Fahim as vice president, vaccine manufacturing operations and Dr. Henrik Rasmussen as vice president, clinical and regulatory affairs. These experienced professionals have taken on key leadership roles in the company to ensure that we are successful in the development of StaphVAX, including commercial scale manufacturing and the management of the upcoming clinical trials for this very important product.”

Sales of WinRho SDF were $11.3 million in the first quarter of 2003, an almost three-fold increase compared to sales of $3.9 million in the comparable quarter of 2002. This strong result reflects continued patient demand for WinRho SDF combined with the impact of lower sales in the first quarter of 2002 when the company worked to reduce wholesaler and distributor inventory levels.

Sales of Nabi-HB were $10.3 million in the first quarter of 2003, an increase of 14% compared to sales of $9 million in the first quarter of 2002. This represents the fourth consecutive period of quarter on quarter sales growth for this important product and is consistent with increased patient demand.

Sales of Autoplex® T [Anti-Inhibitor Coagulant Complex, Heat Treated] and Aloprim™ [(Allopurinol Sodium) for Injection] were limited during the first quarter of 2003 due to product supply shortages from the manufacturers of these products. Nabi Biopharmaceuticals recorded a contractual non-performance penalty from the manufacturer of Autoplex T in the amount of $2.2 million in the first quarter of 2003 due to the product supply shortfall. Consistent with prior periods, this amount has been included in gross margin for the first quarter of 2003.

Selling, general and administrative expense was $10.1 million in the first quarter of 2003 compared to $9.2 million in 2002. This increase reflects use of consultants in this first quarter, as well as the impact of reduced reimbursement for administrative services from the acquirer of the majority of the company’s antibody collection business in 2001.

Outlook for 2003

Nabi Biopharmaceuticals continues to expect biopharmaceutical product sales to increase approximately 5% for the full year.

Reflecting the gains in patient demand for Nabi-HB achieved in 2002, production of Nabi-HB is expected to increase for the full year driving higher utilization of the Boca Raton, Florida manufacturing facility. As a result, Nabi Biopharmaceuticals expects excess manufacturing capacity expense from utilization of the Boca Raton facility to decrease to approximately $2.5 million in 2003, compared to a $3.5 million expense in 2002. Due to the scheduled plant maintenance shutdown in the second quarter, a significant portion of the estimated full year excess plant capacity expense will be incurred in the second quarter of 2003.

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Nabi Biopharmaceuticals expects more than a 30% increase in research and development expense from prior year levels.

The company expects to report net income for the full year, although at a lower level than was reported in 2002. The company may incur losses in certain quarters due to the timing of research and development spending and the scheduled plant shutdown for maintenance in the second quarter. The company’s expectations include its obligation to substantially increase specialty antibody production in order to meet increased commitments under an existing low margin contract arising from the sale of the antibody collection centers in 2001. This may limit the availability of specialty antibody products for sale to other customers at higher margins. The expected earnings do not include any potential material one time expenses that might occur in the future.

Based on cash generated from operations and cash resources on hand, the company believes it has the resources to make strategic investments in its research and development pipeline and make the investment required for the commercial scale manufacture of StaphVAX in the upcoming year. The company expects to further strengthen its financial position in 2003 by entering into a new credit facility. These resources may be targeted to execute business development opportunities that will generate future cash flows.

Management’s discussion of first quarter 2003 results can be accessed through a link at Nabi Biopharmaceuticals audio website at www.nabi.com. The audio web cast will begin today at 4:30 p.m. Eastern Time and a replay of the audio webcast will remain available through April 30th at 5:00 p.m. Eastern Time. The audio webcast can also be accessed at www.companyboardroom.com. If you have any questions concerning the audio webcast, please contact Nabi Biopharmaceuticals Investor Relations Department at 561-989-5815.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals discovers, develops, manufactures and markets products that power the immune system to help people with serious, unmet medical needs. The company has a broad product portfolio and significant research capabilities focused on developing and commercializing novel vaccines and antibody-based therapies that prevent and treat infectious, autoimmune and addictive diseases, such as Staphylococcus aureus and hepatitis infections, immune thrombocytopenia purpura (“ITP”), and nicotine addiction. Nabi Biopharmaceuticals has several products in clinical trials, as well as four marketed products, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], for the prevention of hepatitis B infections and WinRho SDF® [Rho (D) Immune Globulin Intravenous (Human)], for the treatment of acute, chronic and HIV-related ITP. The company is headquartered in Boca Raton, Florida, with principal R&D offices and laboratories in Rockville, Maryland. Additional information about Nabi Biopharmaceuticals may be obtained on the company’s web site at www.nabi.com.

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the costs of research and development; the company’s dependence upon third parties to manufacture its products; the impact of current industry supply and demand factors on the company and its products; the ability of the Company to meet its contractual obligations; the future sales growth prospects for the company’s biopharmaceutical products; and the likelihood that any product in the company’s research pipeline can receive regulatory approval in the U.S. or abroad or be successfully developed, manufactured and marketed. These factors are more fully discussed in the company’s most recent Form 10-K filed with the Securities and Exchange Commission and any subsequent filings.

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Nabi Biopharmaceuticals

CONDENSED BALANCE SHEETS
(unaudited, amounts in thousands)

	March 29,	December 28,
	2003	2002

Cash and cash equivalents	$46,939	$51,737
Trade accounts receivable, net	29,440	36,326
Inventories, net	23,126	19,388
Prepaid expenses and other current assets	6,560	5,595
Property and equipment, net	101,730	103,706
Other assets, net	18,192	16,064

Total assets	$225,987	$232,816

Trade accounts payable and accrued expenses	$30,931	$38,551
Other liabilities	5,212	5,236
Stockholders’ equity	189,844	189,029

Total liabilities and stockholders’ equity	$225,987	$232,816

Capital expenditures were $562 and $1,206 for the three months ended March 29, 2003 and March 30, 2002, respectively.

Depreciation and amortization expenses were $2,626 and $2,577 for the three months ended March 29, 2003 and March 30, 2002, respectively, including amortization of deferred loan costs of $0.1 million included in interest expense in 2002.

The 2002 condensed balance sheet has been derived from the audited balance sheet for the year ended December 28, 2002.

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Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended

	March 29,	March 30,
	2003	2002

Sales	$51,511	$40,969

Costs and expenses:
Costs of products sold	30,954	25,288
Royalty expense	3,915	1,559

Gross margin	16,642	14,122

Selling, general and administrative expense	10,139	9,183
Research and development expense	5,794	4,412
Other operating expenses, principally freight and amortization	190	198

Operating income	519	329

Other income (expense), net	214	(1,210)

Income (loss) before (provision) benefit for income taxes	733	(881)

(Provision) benefit for income taxes	(184)	220

Net income (loss)	$549	$(661)

Basic earnings (loss) per share:	$0.01	$(0.02)

Diluted earnings (loss) per share:	$0.01	$(0.02)

Basic weighted average shares outstanding	38,962	38,523

Diluted weighted average shares outstanding	39,719	38,523

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$22,660	$15,309
Antibody Products:
Specialty antibodies	6,083	7,158
Non-specific antibodies	22,768	18,502

	28,851	25,660

Total	$51,511	$40,969

RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

	Three Months Ended

	March 29,	March 30,
	2003	2002

Net income (loss)	$549	$(661)
Provision (benefit) for income taxes	184	(220)
Other (income) expense, net	(214)	1,210
Depreciation and amortization	2,626	2,433

EBITDA	$3,145	$2,762